Exhibit 99.1

Press Release

Orthovita, Inc.

77 Great Valley Parkway

Malvern, PA 19355

USA

Orthovita Reports 2008 Third Quarter Financial Results

•	Third Quarter 2008 Sales of $20.6 Million Reflect 42% Growth Over Same Period 2007

•	Nine Months Ended September 30, 2008 Sales of $56.1 Million Reflect 32% Growth Over Same Period 2007

For Immediate Release

Contact:	Albert J. Pavucek, Jr.
Chief Financial Officer
Orthovita, Inc.
610-640-1775 or 800-676-8482

MALVERN, Pennsylvania, USA, Monday, November 3, 2008 – Orthovita, Inc. (NASDAQ: VITA), a spine and orthopedic biosurgery company, reported financial results for the three and nine months ended September 30, 2008. Product sales for the three months ended September 30, 2008 increased 42% to $20.6 million, as compared to $14.5 million for the same period in 2007. Product sales for the nine months ended September 30, 2008 increased 32% to $56.1 million, as compared to $42.5 million for the same period in 2007.

Sales growth for the reported periods in 2008 was primarily attributable to increased sales of our VITOSS® FOAM and VITAGEL® product portfolios in the U.S. as we further develop our U.S. field sales network. Approximately 65% and 62% of our product sales during the three and nine months ended September 30, 2008, respectively, were from products based upon our VITOSS FOAM platform co-developed with Kensey Nash Corporation, as compared to approximately 62% and 61% of product sales during the same respective periods in 2007. Of the 65% of product sales contributed by VITOSS FOAM products during the third quarter of 2008, approximately 20% was from sales of the VITOSS Bioactive FOAM strip product that was fully launched in the second quarter of 2008. VITAGEL contributed approximately 23% and 24% of product sales, respectively, for the three and nine months ended September 30, 2008, as compared to approximately 20% of product sales during each of the three and nine months ended September 30, 2007, respectively.

Gross profit for the three months ended September 30, 2008 and 2007 was $13.9 million and $9.6 million, respectively. As a percentage of sales, gross profit was 68% and 66% for the three months ended September 30, 2008 and 2007, respectively. Gross profit for the nine months ended September 30, 2008 was $37.2 million, as compared to $27.8 million for the same period in 2007. As a percentage of sales, gross profit was 66% for both of the nine month periods ended September 30, 2008 and 2007. The increase in the gross profit margin for the three months ended September 30, 2008, as compared to the corresponding period in 2007, primarily reflects more favorable product mix and lower VITAGEL royalty expense as a percentage of product sales.

Operating expenses for the three months ended September 30, 2008 and 2007 were $15.1 million and $11.9 million, respectively, representing a 27% increase in operating expenses as compared to a 42% increase in product sales and a 44% increase in gross profit over the three months ended September 30, 2007. For the nine months ended September 30, 2008 and 2007, operating expenses were $45.7 million and $36.3 million, respectively, representing a 26% increase in operating expenses as compared to a 32% increase in product sales and a 34% increase in gross profit over the nine months ended September 30, 2007. The increase in operating expenses for the three and nine months ended September 30, 2008 was primarily due to higher selling and marketing expense, including salary and benefit costs incurred by expanding our field sales team in order to support the growth of U.S. product sales, as well as higher commissions paid in the U.S. as a result of increased product sales in 2008. The number of our direct sales representatives increased from 82 at September 30, 2007 to 89 at September 30, 2008.

The operating loss for the three months ended September 30, 2008 decreased to $1.2 million from $2.3 million for the three months ended September 30, 2007. The operating loss for each of the nine month periods ended September 30, 2008 and 2007 was $8.5 million. The decrease in the operating loss for the three months ended September 30, 2008 as compared to the corresponding period in 2007 primarily resulted from increased sales and gross profit, partly offset by increased selling & marketing expenses.

The net loss for the three months ended September 30, 2008 decreased to $1.7 million from $18.9 million for the three months ended September 30, 2007. The net loss per common share for the three months ended September 30, 2008 and 2007 was $0.02 and $0.27, respectively, based upon 75.8 million and 70.7 million common shares outstanding, respectively. The decrease in the net loss for the three months ended September 30, 2008, as compared to the same period in 2007, was due to: (i) the net loss for three months ended September 30, 2007 included a one time charge of $16.6 million for the repurchase of our revenue interest obligation from Royalty Trust on July 30, 2007, and (ii) increased sales and gross profit for the three months ended September 30, 2008. The net loss for the nine months ended September 30, 2008 and 2007 was $9.5 million and $25.0 million, respectively. The net loss per common share for the nine months ended September 30, 2008 and 2007 was $0.13 and $0.39, respectively, based upon 75.8 million and 64.5 million common shares outstanding, respectively. The net loss for nine months ended September 30, 2007 included a one time charge of $16.6 million as described above.

Cash, cash equivalents and investments were $36.9 million at September 30, 2008 in comparison to cash, cash equivalents and investments of $48.4 million at December 31, 2007. For the nine months ended September 30, 2008, the net cash and cash equivalents used in operating activities were $11.7 million, compared to $9.3 million for the nine months ended September 30, 2007. Net cash and cash equivalents used in operating activities for the nine months ended September 30, 2008 increased as compared with the nine months ended September 30, 2007 primarily due to an increase in accounts receivable.

Conference Call

Antony Koblish, President and Chief Executive Officer, and Albert J. Pavucek, Jr., Chief Financial Officer of Orthovita, will host a conference call at 8:30 a.m. Eastern Time on November 4, 2008 to review and discuss the third quarter 2008 financial results and update guidance for 2008. The phone number to join the conference call from within the U.S. is (888) 815-2919, and from outside the U.S. is (706) 643-3675; the conference identification number is 67743061. Listeners are advised to dial in ten minutes prior to the scheduled start time for the conference call. A replay of the conference call will be available for one week beginning November 4, 2008 at 11:30 a.m. Eastern Time, and ending November 11, 2008, at 11:59 p.m. Eastern Time. You may listen to the replay by dialing within the U.S. (800) 642-1687 or by dialing from outside the U.S. (706) 645-9291. The replay identification number is 67743061.

About the Company

Orthovita is a spine and orthopedic biosurgery company with proprietary biomaterials and biologic technologies for the development and commercialization of synthetic, biologically active, tissue engineering products. We develop and market synthetic-based biomaterials products for use in spine surgery, the repair of fractures and a broad range of clinical needs in the trauma, joint reconstruction, revision and extremities markets. Our near-term commercial business is based on our VITOSS® Bone Graft Substitute technology platforms, which are designed to address the non-structural bone graft market by offering synthetic alternatives to the use of autograft or cadaver-based bone material, VITAGEL® Surgical Hemostat, which is an adherent matrix and an impermeable barrier to blood flow, and VITASURE™ Absorbable Hemostat. Our longer-term U.S. clinical development program is focused on our internally developed CORTOSS® Bone Augmentation Material technology platform, which is primarily designed for injections in osteoporotic spines to treat vertebral compression fractures. We work jointly with Kensey Nash Corporation to develop and commercialize certain products based on our VITOSS platform, we market VITAGEL under a license agreement, we market VITASURE Absorbable Hemostat under a distribution rights agreement, and we continue to pursue similar relationships.

Disclosure Notice

This press release may contain forward-looking statements regarding Orthovita’s current expectations of future events that involve risks and uncertainties, including, without limitation, the development, regulatory clearance or approval, demand and market acceptance of our products, including CORTOSS; the development of our sales network; and other aspects of our business. Such statements are based on management’s current expectations and are subject to a number of substantial risks and uncertainties that could cause actual results or timeliness to differ materially from those addressed in the forward-looking statements. Factors that may cause such a difference are listed from time to time in reports filed by the Company with the U.S. Securities and Exchange Commission (SEC), including but not limited to risks described in our most recently filed Form 10-K under the caption “Risk Factors”. Further information about these and other relevant risks and uncertainties may be found in Orthovita’s filings with the SEC, all of which are available from the SEC as well as other sources. Orthovita undertakes no obligation to publicly update any forward-looking statements.

Source: Orthovita, Inc.

Summary Financial Information Follows on Next Page

ORTHOVITA, INC. AND SUBSIDIARIES

Summary Financial Information (Unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2008		2007		2008		2007
Statements of Operations Data:
PRODUCT SALES	$20,563,081	100%	$14,467,687	100%	$56,068,078	100%	$42,470,316	100%

COST OF SALES	6,682,197	32%	4,848,347	34%	18,850,313	34%	14,630,549	34%

GROSS PROFIT	13,880,884	68%	9,619,340	66%	37,217,765	66%	27,839,767	66%

OPERATING EXPENSES:
General & administrative expenses	2,671,559	13%	2,850,379	20%	8,202,293	15%	8,158,482	19%
Selling & marketing expenses	10,957,284	53%	7,906,123	55%	32,236,273	57%	23,632,746	56%

Research & development expenses	1,456,380	7%	1,127,365	8%	5,292,670	9%	4,539,093	11%

Total operating expenses	15,085,223	73%	11,883,867	82%	45,731,236	82%	36,330,321	86%

OPERATING LOSS	(1,204,339)	(6)%	(2,264,527)	(16)%	(8,513,471)	(15)%	(8,490,554)	(20)%

INTEREST EXPENSE	(814,013)	(4)%	(507,100)	(4)%	(1,976,195)	(4)%	(634,649)	(1)%
REVENUE INTEREST EXPENSE	—	—	(85,209)	(1)%	—	—	(756,703)	(2)%
GAIN/(LOSS) ON SALE OF ASSETS	74,074	<1%	—	—	(71,909)	(<1)%	372,375	1%
CHARGE FOR REPURCHASE OF REVENUE INTEREST OBLIGATION	—	—	(16,605,029)	(115)%	—	—	(16,605,029)	(39)%
INTEREST INCOME	264,517	1%	544,292	4%	1,075,520	2%	1,082,598	3%

LOSS BEFORE INCOME TAX	(1,679,761)	(8)%	(18,917,573)	(131)%	(9,486,055)	(17)%	(25,031,962)	(59)%
INCOME TAX EXPENSE	(14,350)	(<1)%	—	—	(43,050)	(<1)%	—	—

NET LOSS	$(1,694,111)	(8)%	$(18,917,573)	(131)%	$(9,529,105)	(17)%	$(25,031,962)	(59)%

NET LOSS PER SHARE, BASIC AND DILUTED	$(0.02)		$(0.27)		$(0.13)		$(0.39)

SHARES USED IN COMPUTING BASIC AND DILUTED NET LOSS PER COMMON SHARE	75,820,540		70,728,955		75,790,134		64,507,337

Summary Financial Information continued on next page

ORTHOVITA, INC. AND SUBSIDIARIES

Summary Financial Information

	(Unaudited) September 30, 2008	(Audited) December 31, 2007
Balance Sheet Data:
Cash and cash equivalents	$11,180,543	$10,185,775
Short-term investments	23,200,254	38,222,113
Accounts receivable, net	10,393,766	8,437,917
Inventories	18,503,133	15,611,769
Other current assets	561,895	633,058

Total current assets	63,839,591	73,090,632
Long-term investments	2,489,003	—
Property and equipment, net	11,653,730	8,252,394
License & technology intangibles, net	12,713,814	8,149,608
Other assets	690,026	724,504

Total assets	$91,386,164	$90,217,138

Current liabilities	$10,950,513	$11,281,583
Notes payable, net of debt discount	33,808,180	23,895,376
Other long-term liabilities	261,838	510,762

Total liabilities	45,020,531	35,687,721
Total shareholders’ equity	46,365,633	54,529,417

Total liabilities and shareholders’ equity	$91,386,164	$90,217,138

	Nine Months Ended September 30,
	2008	2007
Cash Flow Data:
Net cash used in operating activities	$(11,737,273)	$(9,320,726)

Net cash provided by (used in) investing activities	$2,980,710	$(25,302,124)

Net cash provided by financing activities	$10,146,948	$35,051,949

Effect of exchange rate changes on cash and cash equivalents	$(395,617)	$34,114

Source: Orthovita, Inc.